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Report of Independent Accountants

We have examined management's assertion, included in the accompanying report titled
Report of Management, that KeyCorp Real Estate Capital Markets, Inc. (the Company)
complied with minimum servicing standards, as stated in Attachment A, which were derived from the Mortgage Bankers Association of America's Uniform Single Attestation
Program for the year ended December 31, 2004. Management is responsible for the
Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that KeyCorp Real Estate Capital Markets, Inc.
complied with the aforementioned requirements during the year ended December 31,
2004, is fairly stated, in all material respects.

Ernst & Young LLP

January 14, 2005

A Member Practice of Ernst & Young Global